Exhibit 99.1

The Men’s Wearhouse, Inc.
News Release
For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2008 THIRD QUARTER RESULTS
•	Q3 2008 GAAP diluted EPS was $0.28 and adjusted diluted EPS was $0.30 compared with Q3 2007 GAAP diluted EPS of $0.69

•	Company estimates Q4 2008 GAAP diluted EPS in a range of $0.00 to ($0.18)

•	Company estimates fiscal 2008 GAAP diluted EPS in a range of $0.92 to $1.10 and adjusted diluted EPS in a range of $1.04 to $1.22

•	Conference call at 5:00 pm eastern today
HOUSTON — November 19, 2008 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the third quarter ended November 1, 2008.

Third Quarter Sales Summary — Fiscal 2008
					Total Sales	Comparable Store Sales
	U.S. dollars, in millions				Change %	Change %
	Current Year		Prior Year			Current Year		Prior Year

Total Company	$459.7		$512.1		-10.2%
MW	$315.6	(a)	$354.1	(a)	-10.9%	-12.1	%(b)	+0.6	%(b)
K&G	$80.4		$87.7		-8.3%	-13.0%		-11.3%
United States	$406.4		$451.7		-10.0%	-12.3%		-2.1%
Moores	$53.3		$60.5		-11.9%	-4.9	%(c)	+0.6	%(c)

Year-To-Date Sales Summary — Fiscal 2008
					Total Sales	Comparable Store Sales
	U.S. dollars, in millions				Change %	Change %
	Current Year		Prior Year			Current Year		Prior Year

Total Company	$1,496.1		$1,577.6		-5.2%
MW	$1,006.2	(a)	$1,073.1	(a)	-6.2%	-8.9	%(b)	+1.5	%(b)
K&G	$277.4		$298.8		-7.2%	-12.0%		-8.0%
United States	$1,317.7		$1,399.0		-5.8%	-9.6%		-0.8%
Moores	$178.4		$178.6		-0.1%	-3.8	%(c)	+5.1	%(c)

(a)	Includes retail stores and ecommerce as well as the MW Tux stores resulting from the acquisition of After Hours on April 9, 2007.

(b)	Comparable store sales do not include ecommerce. MW Tux stores are included beginning Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.

Diluted earnings per share were $0.28 for the third quarter ended November 1, 2008. Adjusted diluted earnings per share were $0.30 after excluding $1.1 million (net of tax), $0.02 per diluted share outstanding, of closure costs incurred in connection with the Company’s previously announced closure of the Canadian based manufacturing facility operated by the Company’s subsidiary, Golden Brand. This compares to adjusted diluted earnings per share guidance given October 8, 2008 of $0.24 to $0.28.
THIRD QUARTER REVIEW
•	Total Company sales decreased 10.2% for the quarter.
•	Clothing product sales, representing 72.75% of fiscal third quarter 2008 total net sales, decreased 12.9% due to decreases in the Company’s comparable store sales primarily driven by a reduction in store traffic levels.

•	Tuxedo rental sales, representing 20.99% of fiscal third quarter 2008 total net sales, increased 0.4%.
•	Gross margin before occupancy costs, as a percentage of total net sales, decreased 80 basis points from 60.84% to 60.04%. Decreases in clothing product margins, as a percentage of related sales, of 154 basis points were offset by a higher margin tuxedo rental business that increased from 18.76% to 20.99% as a percentage of total sales.

•	Occupancy costs increased, as a percentage of total net sales, by 205 basis points from 13.89% to 15.94% primarily due to the deleveraging effect of reduced comparable store sales.

•	Selling, general, and administrative expenses were $179.0 million. Excluding $1.8 million in costs associated with the closing of Golden Brand, SG&A expenses of $177.1 million were lower compared to the prior year quarter of $181.3 million and as a percentage of total net sales increased 314 basis points from 35.40% to 38.54%. The basis point increase was primarily due to the deleveraging effect of reduced comparable store sales.

•	Operating income was $23.8 million. Excluding $1.8 million in costs associated with the closing of Golden Brand, operating income was $25.6 million or 5.57% of total net sales compared to $59.2 million, or 11.55% of total net sales for the same period last year.

•	The effective tax rate for the 2008 third quarter was 38.0%.

FOURTH QUARTER 2008 GUIDANCE
The Company expects diluted earnings per share of $0.00 to a loss of $0.18 for the fourth quarter of 2008. This guidance assumes same store sales at MW, including MW Tux stores, to decrease in the mid single digit to low double digit range, at K&G to decrease in the high single digit to low double digit range and at Moores to decrease in the low single digit range.
FISCAL 2008 GUIDANCE
On July 11, 2008, the Canadian based manufacturing facility operated by the Company’s subsidiary, Golden Brand, was closed. The pre tax cost to close the facility was $10.0 million or the equivalent of $0.12 per diluted share outstanding for the fiscal year. The pre tax cost for the first quarter was $0.9 million or the equivalent of $0.01 per diluted share outstanding. The pre tax cost for the second quarter was $7.3 million or the equivalent of $0.09 per diluted share outstanding. The pre tax cost for the third quarter was $1.8 million or the equivalent of $0.02 per diluted share outstanding.
The Company is updating its adjusted diluted earnings per share outlook for the year to a range of $1.04 to $1.22 excluding the Golden Brand closure costs of $0.12 per diluted share outstanding. Including these costs, GAAP diluted earnings per share are expected to be $0.92 to $1.10.
The guidance includes an estimated effective tax rate of approximately 36.0% for the full year. The fully diluted shares outstanding are estimated to be 51.9 million.
CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time on Wednesday, November 19, 2008, Company management will host a conference call and real time web cast to review the fiscal third quarter and its outlook for fiscal 2008.
To access the conference call, dial 303-262-2211. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.tmw.com. A telephonic replay will be available through November 26, 2008 by calling 303-590-3000 and entering the access code of 11120945# or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	November 1, 2008		November 3, 2007		February 2, 2008
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000’s)	of Stores	(000’s)

Men’s Wearhouse	579	3,248.7	560	3,132.3	563	3,152.6
MW Tux (a)	495	670.4	493	654.8	489	652.0
Moores, Clothing for Men	117	727.9	116	717.8	116	719.8
K&G (b)	107	2,473.0	103	2,392.4	105	2,428.8
Total	1,298	7,120.0	1,272	6,897.3	1,273	6,953.2

(a)	MW Tux stores resulting from the acquisition of After Hours on April 9, 2007.

(b)	92, 83 and 89 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,298 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and the MW Tux (formerly After Hours) stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and MW Tux stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks and other factors described in the Company’s annual report on Form 10-K for the year ended February 2, 2008 and subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.tmw.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000
Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
November 1, 2008 AND November 3, 2007
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2008	Sales	2007	Sales

Net sales:
Clothing product	$334,415	72.75%	$384,047	74.99%
Tuxedo rental services	96,498	20.99%	96,090	18.76%
Alteration and other services	28,760	6.26%	31,999	6.25%

Total net sales	459,673	100.00%	512,136	100.00%

Cost of sales:
Clothing product including buying and distribution costs	143,793	31.28%	159,204	31.09%
Tuxedo rental services	16,202	3.52%	16,383	3.20%
Alteration and other services	23,673	5.15%	24,941	4.87%
Occupancy costs	73,281	15.94%	71,137	13.89%

Total cost of sales	256,949	55.90%	271,665	53.05%

Gross margin	202,724	44.10%	240,471	46.95%

Selling, general and administrative expenses	178,955	38.93%	181,307	35.40%

Operating income	23,769	5.17%	59,164	11.55%

Interest income	(744)	(0.16%)	(1,352)	(0.26%)
Interest expense	978	0.21%	1,304	0.25%

Earnings before income taxes	23,535	5.12%	59,212	11.56%

Provision for income taxes	8,948	1.95%	22,145	4.32%

Net earnings	$14,587	3.17%	$37,067	7.24%

Net earnings per share:
Basic	$0.28		$0.70

Diluted	$0.28		$0.69

Weighted average common shares outstanding:
Basic	51,703		53,141

Diluted	52,011		53,775

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE NINE MONTHS ENDED
November 1, 2008, November 3, 2007 AND PRO FORMA November 3, 2007
(In thousands, except per share data)

	Nine Months Ended
		% of		% of	Pro Forma	% of
	2008	Sales	2007	Sales	2007	Sales

Net sales:
Clothing product	$1,109,014	74.13%	$1,189,945	75.43%	$1,193,463	74.24%
Tuxedo rental services	294,145	19.66%	290,521	18.42%	316,855	19.71%
Alteration and other services	92,899	6.21%	97,134	6.16%	97,262	6.05%

Total net sales	1,496,058	100.00%	1,577,600	100.00%	1,607,580	100.00%

Cost of sales:
Clothing product including buying and distribution costs	484,758	32.40%	512,360	32.48%	514,974	32.03%
Tuxedo rental services	49,569	3.31%	52,072	3.30%	56,313	3.50%
Alteration and other services	73,608	4.92%	74,346	4.71%	74,346	4.62%
Occupancy costs	220,601	14.75%	197,580	12.52%	203,974	12.69%

Total cost of sales	828,536	55.38%	836,358	53.01%	849,607	52.85%

Gross margin	667,522	44.62%	741,242	46.99%	757,973	47.15%
Selling, general and administrative expenses	574,491	38.40%	534,139	33.86%	563,918	35.08%

Operating income	93,031	6.22%	207,103	13.13%	194,055	12.07%

Interest income	(2,259)	(0.15%)	(4,655)	(0.30%)	(4,177)	(0.26%)
Interest expense	3,617	0.24%	3,513	0.22%	3,724	0.23%

Earnings before income taxes	91,673	6.13%	208,245	13.20%	194,508	12.10%

Provision for income taxes	34,318	2.29%	76,019	4.82%	70,878	4.41%

Net earnings	$57,355	3.83%	$132,226	8.38%	$123,630	7.69%

Net earnings per share:
Basic	$1.11		$2.47		$2.31

Diluted	$1.10		$2.44		$2.28

Weighted average common shares outstanding:
Basic	51,604		53,614		53,614

Diluted	51,913		54,284		54,284

Note: The pro forma condensed consolidated statement of earnings presents the Company’s results of operations as if the After Hours acquisition had occurred on January 29, 2006, after giving effect to certain purchase accounting adjustments. The pro forma information is not necessarily indicative of actual results had the acquisition occurred on January 29, 2006.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	November 1,	November 3,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$84,337	$102,531
Short-term investments	17,434	—
Accounts receivable, net	17,804	24,118
Inventories	490,831	515,917
Other current assets	66,223	69,217

Total current assets	676,629	711,783
Property and equipment, net	393,391	392,917
Tuxedo rental product, net	84,702	71,120
Goodwill	58,695	73,674
Other assets, net	18,361	23,204

Total assets	$1,231,778	$1,272,698

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$130,944	$131,543
Accrued expenses and other current liabilities	102,347	123,214
Income taxes payable	468	19,425

Total current liabilities	233,759	274,182
Long-term debt	88,608	92,595
Deferred taxes and other liabilities	65,674	68,294

Total liabilities	388,041	435,071

Shareholders’ equity:
Preferred stock	—	—
Common stock	699	695
Capital in excess of par	312,485	301,690
Retained earnings	926,468	868,968
Accumulated other comprehensive income	16,621	51,929

Total	1,256,273	1,223,282

Treasury stock, at cost	(412,536)	(385,655)

Total shareholders equity	843,737	837,627

Total liabilities and equity	$1,231,778	$1,272,698

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE NINE MONTHS ENDED
November 1, 2008 AND November 3, 2007
(In thousands)

	Nine Months Ended
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$57,355	$132,226
Non-cash adjustments to net earnings:
Depreciation and amortization	68,699	57,293
Tuxedo rental product amortization	31,739	36,976
Other	11,691	7,987
Changes in assets and liabilities	(81,423)	(91,398)

Net cash provided by operating activities	88,061	143,084

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(69,485)	(90,394)
Net non-cash assets acquired	—	(68,253)
Purchases of available-for-sale investments	(17,434)	(277,480)
Proceeds from sales of available-for-sale investments	59,921	277,480
Other investing activities	175	(91)

Net cash used in investing activities	(26,823)	(158,738)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(10,936)	(9,186)
Proceeds from revolving credit facility	150,600	—
Payments on revolving credit facility	(105,975)	—
Payments on Canadian term loan	(31,880)	—
Proceeds from issuance of common stock	2,359	6,323
Purchase of treasury stock	(156)	(78,080)
Other financing activities	(1,277)	1,195

Net cash provided by (used in) financing activities	2,735	(79,748)

Effect of exchange rate changes	(19,082)	18,239

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	44,891	(77,163)
Balance at beginning of period	39,446	179,694

Balance at end of period	$84,337	$102,531